Exhibit 23.5

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement of Sovereign Bancorp, Inc. on Form S-3, filed on or about September 9, 1999, of our report dated February 2, 1998, on our audits of the consolidated financial statements of Carnegie Bancorp, Inc. and Subsidiaries as of December 31, 1997, and for the years ended December 31, 1997 and 1996, which report is included in Sovereign Bancorp, Inc.'s Annual Report on Form 10-K/ A for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ PricewaterhouseCoopers LLP

Princeton, New Jersey
September 8, 1999